Exhibit 4.9

Schedule of Purchasers

	Number	Purchase
	of Shares	Price Per	Aggregate Purchase
Purchasers	Purchased	Share	Price

Maple Row (Bermuda) Ltd	105,263	$9.50	$999,998.50
Maple Row Partners, L.P.	421,052	$9.50	$3,999,994.00
Sunken Treasures Ltd.	315,789	$9.50	$2,999,995.50
UBS O’Connor LLC f/b/o O’Connor PIPES Corporate Strategies Ltd.	215,789	$9.50	$2,049,995.50
Eagle Asset Management	105,263	$9.50	$999,998.50
SF Capital Partners Ltd.	315,789	$9.50	$2,999,995.50
Needham Growth Fund	150,000	$9.50	$1,425,000.00
Needham Contrarian Fund	60,000	$9.50	$570,000.00
Needham Emerging Growth Partners, L.P.	118,421	$9.50	$1,124,999.50
Needham Emerging Growth Partners (Caymans) L.P.	35,000	$9.50	$332,500.00
Needham Aggressive Growth Fund	5,000	$9.50	$47,500.00
Coutts Bank (Switzerland) Ltd	263,157	$9.50	$2,499,991.50
AEGON/Transamerica Series Fund, Inc. – Third Avenue Value	100,000	$9.50	$950,000.00
Third Avenue Small-Cap Value Fund	200,000	$9.50	$1,900,000.00
Third Avenue Value Fund	350,000	$9.50	$3,325,000.00
Third Avenue Variable Series Trust Third Avenue Value Portfolio	150,000	$9.50	$1,425,000.00
SunAmerica Style Select Series Small- Cap Value Portfolio	200,000	$9.50	$1,900,000.00